WESTERMAN BALL EDERER MILLER & SHARFSTEIN, LLP
170 OLD COUNTRY ROAD
SUITE 400
MINEOLA, NEW YORK 11501
Telephone: 516.622.9200
Facsimile: 516.622.9212

June 6, 2007

Plastinum Corp.
c/o 245 Park Avenue
New York, NY 10167

Re: Plastinum Corp.

Ladies and Gentlemen:

In connection with the Registration Statement on Form SB-2 filed by Plastinum Corp., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on April 10, 2007 under the Securities Act of 1933, as amended (the "Securities Act"), and as thereafter amended (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

We do not express any opinion herein concerning any law other than (i) the Delaware General Corporation Law, including the statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions, and (ii) the federal securities laws of the United States.

We have examined the Registration Statement covering the registration for resale of 13,242,170 shares of the Company's Common Stock (the "Shares") issuable upon the exercise of certain warrants (the "Warrants"). The Shares may be sold to the public by the selling stockholders identified in the prospectus constituting a part of the Registration Statement.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the authorization for issuance of the Shares.

For the purposes of this opinion, we have assumed that (i) the issuance of the Shares will continue to be validly authorized on the dates they are issued pursuant to the exercise of the Warrants; (ii) on the dates the Warrants are exercised, the Warrants will constitute valid, legal and binding obligations of the Company and will be enforceable as to the Company in accordance with their terms (subject to applicable bankruptcy, moratorium, insolvency, reorganization and other laws and legal principles affecting the enforceability of creditors' rights generally); (iii) no change occurs in applicable law or the pertinent facts; and (iv) the provisions of "blue sky" and other securities laws that may be applicable will have been complied with to the extent required.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, upon exercise of the Warrants pursuant to their terms (including the full payment of the exercise price thereof) and the consequent issuance of the Shares, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours,

Westerman Ball Ederer Miller & Sharfstein, LLP

Westerman Ball Ederer Miller & Sharfstein, LLP